Exhibit 99.2


Q.    Why did the Company disclose its asbestos situation this quarter?

A. In recent months, there has been a national trend of increased asbestos claims against manufacturers. Consistent with this trend, MeadWestvaco experienced an increase in the level of asbestos filings during the last quarter. In keeping with its long-standing commitment to appropriate disclosure, the Company decided that it should disclose this development.

     On December 31, 2001, 22 asbestos personal injury lawsuits were pending against Mead; 32 lawsuits were pending against Westvaco. By March 31, 2002, an additional 98 lawsuits had been filed against MeadWestvaco. Over that same time period, courts dismissed 72 lawsuits (without any payment). Thus, the Company had 80 asbestos lawsuits pending at the end of the first quarter. As of August 17, 2002, there were about 500 lawsuits pending against the Company.


Q. Is the increase in the number of cases recently filed related to product liability?

A. The recent lawsuits naming MeadWestvaco, as well as hundreds of other companies, as a defendant contain no allegations identifying a particular MeadWestvaco product. Similarly, the complaints commonly do not specify an employment location operated by the Company. Instead, the recent increase in filings experienced by MeadWestvaco clearly seems to be part of a well-publicized national surge of new asbestos claims directed at manufacturers and facilities that only had the most peripheral involvement with asbestos. (See, e.g., RAND Institute for Civil Justice, Asbestos Litigation in the U.S.: A New Look at an Old Issue, August 2001).


Q. What was the nature of MeadWestvaco's involvement with asbestos?

A. MeadWestvaco's involvement in asbestos cases has been limited because the Company did not mine or produce asbestos. Mead's industrial specialty paper division once made asbestos-containing friction paper, primarily for use in automatic transmissions. The volume of asbestos paper produced was never more than a de minimus percentage of the total paper production of the former Mead Corporation. Small quantity production was also undertaken for other limited applications, as well as test runs.


Q. Why is the Company so confident that it does not have material exposure to asbestos personal injury liability?

A. The friction paper produced by the Specialty Papers Division was overwhelmingly used in the construction of automatic transmission parts. Friction paper


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used in automatic transmissions is impregnated with resins and hardened by curing. This treatment binds any asbestos fibers in the product and prevents them from being inhaled. In addition, automatic transmissions are filled by pressurized hydraulic fluid, which means that the cured friction paper used in transmissions is constantly bathed in automatic transmission oil, preventing any asbestos in the paper from becoming airborne. Finally, the cured, soaked friction paper is all totally encased in the automatic transmission housing. For these reasons, it is virtually impossible for anyone in the general public to have been exposed to respirable asbestos from this friction paper. To the best of our knowledge, we have never received any specific allegation of harm to an ultimate consumer or to the general public from our asbestos-containing product.

     The Company has substantial insurance to cover its asbestos liability. The extent of that coverage has recently been analyzed and confirmed by an independent insurance consultant. Additionally, in working with its insurers on asbestos claims, MeadWestvaco has found that they have honored their duty to defend and to indemnify the Company under their policies.

     In its experience managing asbestos claims, the Company has never suffered an adverse judgment in trial court proceedings. Through the first quarter of 2002, courts have dismissed most asbestos cases filed against the Company. The Company has never paid - individually or in the aggregate - a material amount to settle asbestos cases.

     The Company maintained an excellent medical and industrial hygiene program. To the best of our knowledge, the Company has received only a few asbestos-related worker compensation claims in its entire history.


Q. What would the exposure have likely been to workers in the converting and distribution of the product?

A. MeadWestvaco has to date received only a negligible number of claims from workers involved in converting and distribution of the product. Approximately 172 Specialty Paper Division employees worked in the production of asbestos friction paper. Mead maintained an outstanding asbestos medical and industrial hygiene program. As a result, we have had only a few asbestos-related workplace exposure claims from our employees and from employees who worked with the Company's friction paper at customer locations. Again, all amounts paid to settle or to win dismissal of these claims have been immaterial -- individually and in the aggregate.


Q. Can you tell us more about your asbestos friction paper production?

A. The amount that was produced varied from year to year from 1956 until 1983. To the best of our knowledge, asbestos-containing friction paper never constituted more than a few tenths of 1% of the total annual paper production of the Mead Corporation.

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Q. Does MeadWestvaco have insurance coverage for asbestos liabilities?

A. A recent analysis by an independent insurance consulting firm determined that the Company has substantial insurance coverage, subject to applicable deductibles, for the relevant periods. Over the pertinent time period, MeadWestvaco has coverage from more than 50 insurance companies, including many of the leading insurers in the world. Additionally, in working with its insurers on asbestos claims, MeadWestvaco has found that the carriers have been honoring their duty to defend and indemnify the Company under their policies.


Q. What outside legal counsel is advising you on asbestos?

A. We have retained experienced local trial counsel to defend the interests of the Company in each jurisdiction where a case has been filed. We have also retained the international law firm of Gibson, Dunn & Crutcher to serve as national coordinating counsel for asbestos liability matters. The Firm has extensive experience in asbestos issues and in managing litigation across the Country. The Gibson, Dunn & Crutcher partner leading the effort for the Company is a nationally-recognized expert on environmental issues and, in the past, served as the General Counsel of the U.S. Environmental Protection Agency.


Q. Do you have reserves for asbestos claims?

A. The company believes that it has prudent reserves for its liabilities, including all legal matters.